                                                                           DRAFT
                                                                          6/1/95

FOR EMPLOYEES WHOSE OPTIONS ARE PART ISOS AND PART NONSTATUTORY

                              [POLARIS LETTERHEAD]

                                        [Date]
[Name and address of Employee]

Dear __________________:

          I am pleased to inform you that you are the recipient of a stock option award under the Polaris Industries Inc. 1995 Stock Option Plan (the "Plan"). The Board of Directors and the shareholders of Polaris Industries Inc. ("the Company") adopted and approved the Plan for the purposes of (i) attracting and retaining employees of outstanding ability; (ii) motivating employees, by means of performance-related incentives, to achieve longer-range performance goals; and (iii) enabling employees to participate in the long-term growth and financial success of the Company. A copy of the Plan is enclosed herewith for your reference.

          This stock option award was approved by the Compensation Committee of the Board of Directors of the Company (the "Committee"). Section 5 of the Plan provides that all awards under the Plan be made pursuant to an award agreement between the recipient and the Company. This letter sets forth a Stock Option Agreement ("Agreement") to confirm and formalize your agreement with the Company with respect to your stock option award and is entered into under and pursuant to all of the terms and provisions of the Plan. In conformity with the Plan, you and the Company agree as follows:

     1. Subject to the terms and conditions of this Agreement and the Plan, the Company hereby grants to you the right and option to purchase from the Company up to, but not exceeding in the aggregate, _____ shares of the Common Stock, par value $.01 per share ("Common Stock"), of the Company (the "Options"), at an exercise price of $_____ per share (the "Exercise Price") and for the period (the "Option Term") beginning on _________, 1995 (the "Date of Grant") and ending on ______________,
          ____ . The Exercise Price set forth herein equals the Fair Market Value, as defined in the Plan, on the Date of Grant, of the shares of Common Stock subject to the Option.

     2. This Agreement grants to you incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), in respect of _____ shares of Common Stock and nonqualified stock options in respect of _____ shares of Common Stock.

     3. The Options granted to you hereunder shall become exercisable ("vest") on the third anniversary of the Date of Grant. Once Options have vested, they may be exercised, in whole or in part, at any time and from time to time during the Option Term.

     4. You may exercise the Options by delivering to the Company a Notice of Exercise of Stock Options, in the form set forth as Exhibit A hereto, together with (i) a check payable to the order of the Company and/or
          (ii) shares of Common Stock that you have held for at least six months prior to the date of exercise, with a stock power executed in blank, equal in value to the Exercise Price of the shares of Common Stock being purchased. Shares of Common Stock surrendered in exercise of an Option shall be valued at their Fair Market Value, as such term is defined in the Plan, on the date of exercise. With the approval of, and under the terms and conditions specified by, the Committee, you may exercise the Options in accordance with a cashless exercise program through an approved broker or dealer.

     5. The Company will notify you of the amount of withholding tax, if any, that must be paid under federal and, where applicable, state and local law in connection with the exercise of an Option or the sale of the subject shares of Common Stock. The Company may deduct such amount from your regular salary payments or other compensation otherwise due and owing to you. If the full amount of the withholding tax cannot be recovered in this manner, you must, promptly upon the receipt of such notice, remit the deficiency to the Company. In the Committee's discretion, you may be permitted to elect to have withheld from shares otherwise issuable to you upon exercise of Options, or to tender to the Company, a number of shares of Common Stock whose Fair Market Value, as such term is defined in the Plan, on the date of exercise equals the amount required to be withheld.

     6. If your employment by the Company terminates for any reason other than disability (within the meaning of Code Section 22(e)(3)), death, or retirement on or after normal retirement age in accordance with the applicable retirement policy of the Company, all

          Options that have not yet been exercised on the date of termination shall continue to be exercisable, to the extent they were exercisable on the date of termination, for a period of thirty (30) days after such date, but not after the expiration of the Option Term. All Options shall continue to be exercisable, to the extent they were exercisable on the date of termination, for a period of one year following the date of termination of employment by reason of your disability (within the meaning of Code Section 22(e)(3)) death or retirement on or after normal retirement age in accordance with the applicable retirement policy of the Company but not after the expiration of the Option Term; provided, however, that the Options designated in Section 2 of this Agreement as "incentive stock options" shall be exercisable for only three months after your retirement.

     7. In the event of any subdivision or combination of the outstanding shares of Common Stock, stock dividend, recapitalization, reclassification of shares, sale, lease or transfer of substantially all of the assets of the Company, substantial distributions to stockholders, merger, consolidation or other corporate transactions that would result in a substantial dilution or enlargement of the rights or economic benefits inuring to you under the Plan, the Committee shall make such equitable adjustments as it may deem appropriate in the Options granted in this Agreement. Any such determination by the Committee shall be final and binding on you.

     8. Nothing contained in this Agreement or in the Plan shall be deemed to confer upon you any right to prevent or to approve or vote upon any of the corporate actions described in Section 7. The existence of the Options granted in this Agreement shall not affect in any way the right or the power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company's capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stocks ahead of or affecting the Common Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

     9. Whenever you are referred to in any provision of this Agreement under circumstances where the provision should logically be construed to apply to the executors, the administrators, or the person or persons to whom Options may be transferred by will or by the laws of descent and distribution, such references will be deemed to include such person or persons.

     10. You may not transfer the Options granted under this Agreement otherwise than by will or the laws of descent and distribution and only you may exercise the Options during your lifetime. No assignment or transfer of the Options granted under this Agreement, or of the rights represented thereby, whether voluntary or involuntary, by the operation of law or otherwise (except by will or the laws of descent and distribution), shall vest in the assignee or transferee any interest or right herein whatsoever, but immediately upon any such assignment or transfer the Options shall terminate and become of no further effect.

     11. You shall not be deemed for any purpose to be a stockholder of the Company in respect of shares as to which the Options have not been exercised as provided in this Agreement.

     12. Nothing in this Agreement of the Plan shall confer upon you any right to continue in the employ of the Company or shall affect the right of the Company to terminate your employment with or without cause.

     13. Notwithstanding any other provision of this Agreement to the contrary, you hereby agree that you will not exercise the Options granted under this Agreement, and that the Company will not be obligated to issue any shares to you under this Agreement, if the exercise of such Options or the issuance of such shares shall constitute a violation by you or the Company of any provision of any law or regulation of any governmental authority. Any determination in this connection by the Company shall be final and binding. The Company shall in no event be obligated to register any securities pursuant to the Securities Act of 1933 (as the same shall be in effect from time to time) or to take any other affirmative action in order to cause the exercise of the Options or the issuance of the shares pursuant thereto to comply with any law or regulation of any governmental authority.

     14. No amounts of income received by you pursuant to this Agreement shall be considered compensation for purposes of any pension or retirement plan, insurance plan or any other employee benefit plan of the Company unless otherwise provided in such plan.

     15. Every notice or other communication relating to this Agreement shall be in writing and shall be mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided; provided, however, that unless and until some other address be so designated, all notices or communications by you to the Company shall be mailed or delivered to the Company at its office at 1225 Highway 169 North, Minneapolis, Minnesota 55441-5078, and all notices or communications by the Company to you may be given to you personally or may be mailed to you at the address indicated in the Company's records as your most recent mailing address.

     16. This Agreement shall be construed, governed, and interpreted under the laws of the State of Minnesota, except the conflicts of laws provisions thereof.

     17. This Agreement embodies the entire understanding of the parties hereof, and supersedes all other oral or written agreements or understandings between you and the Company regarding the subject matter hereof. No change, alteration or modification hereof may be made except in a writing, signed by each of the parties hereto.

     18. If any provision of this Agreement or the application of any provision hereof is declared to be illegal, invalid, or otherwise unenforceable by a court of competent jurisdiction, the remainder of this Agreement shall not be affected thereby.

          This Agreement is delivered to you in two counterparts. Kindly complete the acceptance in the space provided below in both of such counterparts, retain one for your file, and return the other to the Company, whereupon this letter shall constitute a Stock Option Agreement between you and the Company all on the terms above provided, and shall be binding upon and inure to the benefit of any successor or successors of the Company and your heirs and personal representatives.

                                   Very truly yours,


                                   POLARIS INDUSTRIES INC.

                                   By:_________________________

                                   Title:______________________

ACCEPTED and AGREED on
this _____ day of ______________

________________________________

Attachment:  Copy of the Polaris Industries Inc. 1995 Stock Option Plan

                                    EXHIBIT A

                       NOTICE OF EXERCISE OF STOCK OPTIONS

          Pursuant to the provisions of the Stock Option Agreement entered into as of ______________, 1995 between Polaris Industries Inc. (the "Company") and me (the "Agreement"), I hereby exercise the incentive stock options granted under the terms of the Agreement to the extent of ____________ shares of the Common Stock of the Company and/or exercise the nonqualified stock options granted under the terms of the Agreement to the extent of _____________ shares of the Common Stock of the Company. I deliver to the Company herewith the following in payment for such shares:

          -    $__________ in cash

          - Stock certificates for _____ shares of Common Stock held for at least six months

          - Other consideration: ___________________ (if approved by the Company)

          - If both incentive stock options and nonqualified stock options are exercised and more than one type of payment is made (for example, payment is made partly in cash and partly in shares held for at least six months), describe how the different types of payment are to be allocated between the incentive and nonqualified stock options:











Date:  ____________________        _____________________________
                                   Optionee (Print Name)

                                   _____________________________
                                   Signature

                                   _____________________________
                                   Address

                                   _____________________________
polaris\isos                            Social Security Number